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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):March 24, 2000 (March 13, 2000)



                                 ANESTA CORP.
            (Exact name of registrant as specified in its charter)



                                   Delaware
                (State or other jurisdiction of incorporation)



       0-23160                                             87-0424798
(Commission File No.)                          (IRS Employer Identification No.)

                              4745 Wiley Post Way
                           Salt Lake City, UT  84116
             (Address of principal executive offices and zip code)


      Registrant's telephone number, including area code:  (801) 595-1405




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Item 5.   Other Events.

     On March 13, 2000, Anesta Corp. (the "Company") issued a press release concerning the Company's renegotiation of U.S. marketing rights for Actiq(R) with Abbott Laboratories. The press release read in full as follows:

                Anesta Corp. Renegotiates U.S. Marketing Rights
                     for Actiq(R) with Abbott Laboratories


SALT LAKE CITY, UT -- March 13, 2000 -- Anesta Corp. (Nasdaq: NSTA) announced today that it has renegotiated the United States marketing rights for Actiq(R) (oral transmucosal fentanyl citrate) with Abbott Laboratories' Hospital Products Division. Under terms of the agreements, Anesta will have primary responsibility for the sales and marketing of Actiq in the United States.
Abbott will continue to manufacture and distribute Actiq in the US.

"Today's agreement for Actiq is a strategic step in Anesta's continuing efforts to expand our presence in the specialty pharmaceutical market," said Thomas B. King, Anesta president and CEO. "Actiq is a unique product which currently benefits thousands of patients who experience breakthrough cancer pain. Increased penetration of this important market will be the goal of Anesta's focused and soon to be enlarged field sales force."

Actiq was launched by Abbott in the US on March 31, 1999. Actiq is the first product specifically designed, studied and approved for breakthrough cancer pain. Actiq is indicated only for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. Approximately 50 percent of all cancer pain patients, more than 800,000 patients in the US, experience breakthrough cancer pain.

Anesta is a leader in the development of new oral transmucosal pharmaceutical
products.  The Company's lead product is Actiq.   In August 1999, Anesta U.K.
LTD submitted a United Kingdom Marketing Approval Application for Actiq. During 1998 and 1999, Anesta entered into agreements with four European companies to market and distribute Actiq in the countries of the European Union. The Company has seven investigational product candidates in clinical development; OTS(TM) nicotine for smoking cessation, OTS fentanyl for acute pain management, OTS etomidate for short-acting sedation, OTS piroxicam for mild to moderate pain, OTS droperidol and OTS prochlorperazine for nausea and vomiting, and OTS scopolamine for motion sickness.

This news release contains forward looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein, due to a number of factors, including the uncertainties related to the Company's lack of experience in independent sales, marketing or distribution of its products. To market Actiq directly, the Company has to develop a marketing and sales force with technical expertise and with supporting distribution capability or
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enter into marketing agreements with additional strategic partners with an established distribution system and sales force. There can be no assurance that the Company will be able to establish its own sales and distribution capabilities or be successful in entering into additional sales or marketing agreements with additional strategic partners. Additional factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 under the headings "Risk Factors - Our Ability to Achieve Profitability Depends on the Successful Launch of Actiq", "Risk Factors - We Depend on Abbott to Commercialize Actiq" and "Risk Factors - Market Acceptance
of Actiq is Uncertain".   In addition, the Company's results could also be
affected by a number of other risks and uncertainties which are more fully discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     The Company has added the following Risk Factor:

Lack of Sales and Marketing Experience

     We have had no experience in selling and marketing products without collaborative partners. We have retained a contract sales organization to assist us in our sales force efforts for an initial period of one year. There can be no assurance that the sales efforts of the contract sales organization or our internal marketing and sales personnel will be successful in promoting the sale and use of Actiq. In particular, factors that may inhibit our efforts to commercialize Actiq without a strategic marketing partner include:

 . The inability of either our contract sales organization or us to recruit and retain adequate numbers of effective sales personnel;

 . The inability of sales personnel working on our behalf to gain access to or persuade adequate numbers of physicians treating cancer patients with breakthrough cancer pain to prescribe Actiq;

 . The lack of complementary products to be offered by sales personnel working on our behalf, which may put us at a competitive disadvantage against companies with broader product lines; and

 . Unforeseen costs associated with creating an independent sales force and marketing organization.

Marketing and sales efforts will be critical to the commercial success of Actiq and our Company. If we are not successful in establishing an effective sales force with our contract sales organization, our business will be materially and adversely affected.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 24, 2000                  Anesta Corp.



                                        By:  /s/  Thomas B. King
                                           -------------------------------------
                                           Thomas B. King
                                           President and Chief Executive Officer